Exhibit 99.(c)(2)

Discussion Materials Prepared For Project Cannonade Goldman, Sachs & Co. September 5, 2010 Preliminary Draft – Highly Confidential

Table of Contents I. Public Market Perspective II. Company Financials III. Preliminary Financial Analysis Appendix A: Additional Materials Appendix B: Weighted Average Cost of Capital Appendix C: Additional Company Financials Appendix D: National Mentor Overview Preliminary Draft – Highly Confidential

I. Public Market Perspective Preliminary Draft – Highly Confidential Public Market Perspective 3

Cannonade Share Price Performance Source: Bloomberg as of 02-Sept-2010 $0 $10 $20 $30 Jan-2003 Apr-2004 Jul-2005 Oct-2006 Feb-2008 May-2009 Aug-2010 Closing Price (USD) Daily from 01-Jan-2003 to 02-Sept-2010 Cannonade Offer Price 10-Mar-2004: Original Onex Transaction (avg purchase price $9.80 per share) Offer Price = $13.25 $12.38 Mar-2008: Market pressures and evidence of slowing economic activity raises uncertainty in Cannonade growth outlook Aug-2009: Cannonade announces 2Q below expectations; trims guidance by ~15% Metric1 Value Premium / (Discount) to $12.60 Offer Premium / (Discount) to $13.25 Offer Undisturbed $10.14 24.3% 30.7% 1M Avg $9.75 29.2% 35.9% 6M High $12.87 (2.1)% 3.0% 52-Week High $15.32 (17.8)% (13.5)% 1 1M Average, 6M High and 52-Week High based on undisturbed price as of 13-Aug-2010. Since Jan-2003 Preliminary Draft – Highly Confidential Public Market Perspective 4

Analyst Estimates for Cannonade $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 Aug-2007 Feb-2008 Aug-2008 Feb-2009 Aug-2009 Feb-2010 Aug-2010 Yearly EPS Estimate (in USD) Monthly from 31-Aug-2007 to 02-Sept-2010 2007 2008 2009 2010 2011 2007A $1.32 2008A $1.55 2009A $1.21 2010E $1.11 2011E $1.20 14-Jan-2010: Cannonade pre-announces 4Q09 and witholds 2010 guidance due to budgetary presssures at federal, state, and local levels Aug-2009: Cannonade announces 2Q below expectations; trims guidance by ~15% Source: Bloomberg as of 02-Sept-2010 Last 3 Years Preliminary Draft – Highly Confidential Public Market Perspective 5

Wall Street Research Summary Perspectives for Cannonade 2009A 2010E 2011E 09A-'11E CAGR Revenue Maximum $ 1,609 $ 1,679 Minimum 1,575 1,618 Median $1,579 $1,599 $1,651 2.3% EBITDA Maximum $ 106 $ 112 Minimum 105 107 Median $106 $105 $112 2.5% EPS Maximum $1.15 $1.25 Minimum 1.10 1.10 Median $1.21 $1.11 $1.20 (0.4%) Buy (2) 29% Hold (5) 71% $14.00 $13.00 $12.00 $10.50 N/A N/A N/A Avondale Noble Financial RBC Jefferies BB&T Capital Markets First Analysis Securities Hilliard Lyons Median Price Target = $12.50 Source: Wall Street research and Bloomberg; IBES estimates as of 02-Sept-2010; analyst recommendations and price targets as of 13-Aug-2010 Note: Analyst price targets are based primarily on P/E multiples, with EV/EBITDA multiples as secondary valuation metric. ($ in millions, except per share data) Wall Street Research Estimates Current Analyst Recommendations Analyst Price Targets for Cannonade Preliminary Draft – Highly Confidential Public Market Perspective 6

Wall Street Research Commentary Reaction to Cannonade’s 2Q Earnings Release Research Commentary Outlook “Cannonade's operating environment is brutal with little light at the end of the tunnel due to stretched state budget's and slowing federal funding” -Jefferies, Aug 9, 2010 “We recognize the environment remains challenging, but recent results illustrate management's ability to effectively manage during these difficult times” -Avondale, Aug 9, 2010 Margins “Cannonade continues to see utilization and pricing pressures from a number of customers and expects more in the near term. To date, it has been able to offset these pressures through effective cost management and organic growth. Management can offset about 2/3 of cuts via cost reductions and estimates the remainder impacts the bottom-line, which organic growth has been able to offset” -Avondale, Aug 9, 2010 Growth and Acquisitions “Revenue for the quarter of $396.1 million was down 2% from $405.3 million in the second quarter of 2009. A 27% decline in revenue from Job Corps occurred due to the loss of two contracts during 2009, and that was the largest factor in the revenue decline” -Hilliard Lyons, Aug 9, 2010 “The company has now spent about $30 million during the year in the acquisition of businesses that should generate around $50 million in annualized revenue (including a transaction that occurred after quarter-end)” -Noble, Aug 9, 2010 “Community Services revenue growth was mainly the result of previously completed acquisitions as reimbursement rates have overall been a drag on growth” -Hilliard Lyons, Aug 9, 2010 Analyst Valuation Methods “Our $10.50 PT is based on a 10% discount to historical FTM EPS multiple of 11x. Specifically, we project '10 EPS of $1.09, down 10% YOY. We believe that the discount to historical multiples is prudent considering the multitude of challenges impacting the company” -Jefferies, Aug 9, 2010 “Our price target of $12 is derived by taking the average of: 1) applying a P/E multiple of 10x our FY2011 EPS estimate; and 2) applying an EV/EBITDA multiple of 5.5x to our F2011 EBITDA estimate” -RBC, Aug 6, 2010 “Our $14 price target is based on an EV/EBITDA multiple of 6x using our 2011 EBITDA estimate. The multiple used is below the historic average of 7x, which we believe is justified given the continued reimbursement pressures” -Avondale, Aug 9, 2010 “We arrive at our $13.00 price target by attaching a 12X multiple to our projected fiscal year 2011 EPS estimate of $1.10” -Noble, Aug 9, 2010 Preliminary Draft – Highly Confidential Public Market Perspective 7

Summary of Wall Street Research Estimates $1,592 $1,659 $1,550 $1,600 $1,650 $1,700 $1,750 2010 2011 $104 $114 $100 $105 $110 $115 $120 2010 2011 6.5% 6.8% 6.0% 6.5% 7.0% 2010 2011 $1.14 $1.25 $1.00 $1.10 $1.20 $1.30 2010 2011 Management Projections Research Analysts Source: Wall Street Research; Cannonade management projections are labeled. ($ in millions, except per share data) Revenue Estimates EBITDA Estimates EBITDA Margin EPS Estimates Preliminary Draft – Highly Confidential Public Market Perspective 8

Historical Trading Performance 4x 5x 6x 7x 8x 9x 10x 11x Aug-2007 Jun-2008 Apr-2009 Feb-2010 LTM EBITDA Multiple Daily from 31-Aug-2007 to 02-Sep-2010 Cannonade Current Aug-2009: Cannonade announces 2Q below expectations; trims guidance by ~15% Mar-2008: Market pressures and evidence of slowing economic activity raises uncertainty in Cannonade growth outlook 5.6x Metric1 LTM EBITDA Ave 6M Avg 5.4 x 1Yr Avg 5.6 x 2Yr Avg 6.3 x Source: Bloomberg as of 02-Sept-2010 1 Averages based on undisturbed price as of 13-Aug-2010. LTM EV/EBITDA – Last 3 Years Preliminary Draft – Highly Confidential Public Market Perspective 9

Historical Trading Performance 6x 8x 10x 12x 14x 16x 18x 20x Aug-2007 Jun-2008 Apr-2009 Feb-2010 NTM-Time Weighted P/E Multiple Daily from 31-Aug-2007 to 02-Sep-2010 Cannonade Current Mar-2008: Market pressures and evidence of slowing economic activity raises uncertainty in Cannonade growth outlook Oct-2008: Outlook for state budgets shows evidence of serious deterioration on reports published by CBPP 10.5x Metric1 NTM P/E Ave 6M Avg 9.6 x 1Yr Avg 9.2 x 2Yr Avg 9.3 x Source: Bloomberg as of 02-Sept-2010 1 Averages based on undisturbed price as of 13-Aug-2010. NTM P/E – Last 3 Years Preliminary Draft – Highly Confidential Public Market Perspective 10

Public Market Reaction to Onex Proposal 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 $9.50 $10.00 $10.50 $11.00 $11.50 $12.00 $12.50 $13.00 Volume (000) Closing Price (USD) Daily from 06-Aug-2010 to 02-Sep-2010 Volume Cannonade $12.38 16-Aug-2010: Onex offer made public Source: Bloomberg as of 02-Sept-2010 16-Aug-2010 to Current Trading Performance Since $12.60 Onex Proposal Analyst Commentary. “The offer allows for a 30-day “go-shop” period during which Cannonade would be allowed to solicit competing offers; however, given the current Medicaid reimbursement environment and challenging state budgetary issues (which do not appear will be improving anytime soon) we find it hard to envision other offers would be made” -Jefferies, 16-Aug-2010. “It is a low, inexpensive offer at about 5.6x our 2010 EBITDA estimate. While Onex has held its stake in Cannonade since 2004, we believe the challenging environment enables Onex to make a "value" offer as Cannonade is coming from a position of weakness” -RBC, 16-Aug-2010. “Will There Be A Competing Offer? Not likely, in our view. Given Onex's 25% stake in Cannonade, we do not believe another financial sponsor is likely to make a competing bid, nor do we expect a strategic buyer to step in due to the current Medicaid environment” -RBC, 16-Aug-2010. “Considering the current state of the economy and the continually increasing state budget deficits and shortfalls, we believe that a company like Cannonade could be better served outside the quarterly scrutiny of the public markets. That being said, we also believe that the $12.60/share takeout price could have some potential upside as it is well below the company’s 52-week high of $15.60 posted in August 2009. In addition, Cannonade’s shares traded at the $12.60 level just a few months ago in May 2010” -BB&T, 16-Aug-2010 Preliminary Draft – Highly Confidential Public Market Perspective 11 6-Aug-2010 16-Aug-2010 24-Aug-2010 1-Sep-2010

Preliminary Draft – Highly Confidential

Cannonade Shareholders

As of 30-Jun-2010

Top 20 Active Institutional Shareholders

Shareholder	Shares	%O/S
Onex Corporation[1]	8,509,524	24.9%
Fidelity Management & Research	4,419,847	12.9%
Columbia Management Investment Advisers, LLC	3,373,211	9.9%
Dimensional Fund Advisors, LP	1,578,824	4.6%
Diamond Hill Capital Management Inc.	1,061,829	3.1%
Wellington Management Company, LLP	1,023,761	3.0%
Opus Capital Management, Inc.	827,443	2.4%
Peregrine Capital Management, Inc.	533,521	1.6%
Royce & Associates, LLC	525,060	1.5%
PPM America, Inc.	387,600	1.1%
JP Morgan Asset Management	374,868	1.1%
Robeco Investment Management, Inc.	286,480	0.8%
Kennedy Capital Management, Inc.	281,048	0.8%
OppenheimerFunds, Inc.	250,382	0.7%
AQR Capital Management, LLC	236,700	0.7%
Northern Trust Global Investments	224,979	0.7%
TIAA-CREF	188,773	0.6%
Delaware Investments	157,625	0.5%
Aronson + Johnson + Ortiz, L.P.	147,100	0.4%
Rydex Security Global Investors, LLC	145,318	0.4%
Goldman Sachs & Company, Inc.	135,428	0.4%
Top 20 Active Institutional Shareholders	16,159,797	47.2%
All Passive Institutional Shareholders	5,135,670	15.0%
All Insiders[2]	9,224,647	27.0%
Other Institutional and Retail	3,707,596	10.8%
Total Shares Outstanding[1]	34,227,710	100.0%

Institutions by Investment Style


Specialty
2%
Momentum
1%
Growth
11%
Index
26%
Income
0%
Value
13%
GARP
47%

Insiders' Holdings

Shareholder	Type	Shares Beneficially Owned[2]	%O/S
Onex Corporation		8,509,500	24.9%
Ralph Gronefeld	CEO & President	319,404	0.9%
Ron Geary	Chairman	228,000	0.7%
Olivia Kirtley	Director	66,688	0.2%
Robert Hallagan	Director	23,911	0.1%
David Braddock	Director	20,968	0.0%
David Miles	CFO	15,989	0.0%
Steven Reed	Director	10,500	0.0%
James Bloem	Director	10,000	0.0%
All Insiders		9,224,647	27.0%

Source: Thomson and Company proxy
Note: Onex shares not included in Total Top 20 Institutional Shareholders.
[1] Both Onex's shares and the total shares outstanding assumes full conversion of 4.5mm of Onex preferred shares to common.
[2] Beneficial shares ownership from most recent proxy filed 27-Apr-2010.

Public Market Perspective 12

II. Company Financials Preliminary Draft – Highly Confidential Company Financials 13

Preliminary Draft – Highly Confidential Project Cannonade Income Statement ($ in millions, except per share data) Source: Management Projections Company Financials 14 2010E-2015E Year Ended 31- December FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E CAGR Total Revenues $1,543.6 $1,576.0 $1,591.7 $1,658.5 $1,768.7 $1,889.0 $2,011.6 $2,136.4 6.1% % Growth 7.7% 2.1% 1.0% 4.2% 6.6% 6.8% 6.5% 6.2% Total Expenses $1,387.5 $1,436.0 $1,449.7 $1,506.1 $1,607.7 $1,714.7 $1,823.8 $1,936.9 Total Gross Profit $156.0 $140.0 $142.0 $152.4 $161.0 $174.3 $187.8 $199.5 7.0% Total Operating Expenses 79.6 58.6 60.5 64.5 67.8 73.1 78.4 83.9 % Growth 42.9% (26.4%) 3.3% 6.6% 5.0% 7.8% 7.3% 7.0% EBIT $76.5 $81.5 $81.5 $87.9 $93.2 $101.2 $109.3 $115.6 7.2% % Growth (15.8%) 6.5% 0.1% 7.8% 6.1% 8.5% 8.0% 5.7% % Margin 5.0% 5.2% 5.1% 5.3% 5.3% 5.4% 5.4% 5.4% Depreciation 20.2 18.0 15.9 16.6 17.7 18.9 20.1 21.4 Amortization 3.6 5.6 5.2 6.2 7.5 9.3 9.9 10.5 Acquisition-Related D&A - - 1.6 2.9 4.5 6.3 8.1 9.9 EBITDA $100.2 $105.1 $104.2 $113.6 $123.0 $135.7 $147.4 $157.4 8.6% % Margin 6.5% 6.7% 6.5% 6.8% 7.0% 7.2% 7.3% 7.4% Interest Income 0.1 0.1 0.5 0.7 1.0 1.3 1.8 2.4 Interest Expense (19.2) (16.6) (20.7) (20.2) (20.3) (19.5) (18.7) (18.8) Other Expense - (1.0) - - - - - - Income Before Taxes 57.4 64.0 61.3 68.4 74.0 83.0 92.4 99.3 Taxes 20.8 23.9 22.8 25.7 27.7 31.1 34.7 37.2 Net Income $36.6 $40.1 $38.5 $42.8 $46.2 $51.9 $57.8 $62.0 10.0% % Margin 2.4% 2.5% 2.4% 2.6% 2.6% 2.7% 2.9% 2.9% Earnings per share (Diluted) $1.10 $1.19 $1.14 $1.25 $1.32 $1.46 $1.60 $1.71 8.5% Growth (20.6%) 8.8% (4.2%) 9.7% 5.5% 10.4% 9.4% 7.4%

Historical Revenue Growth 2005A – 2009A $982 $1,006 $1,047 $1,070 $1,036 $64 $296 $386 $474 $540 FY2005A FY2006A FY2007A FY2008A FY2009A Organic Revenue Acquisition Revenue Acq '05 - '09 CAGR = 70.3% Total '05 - '09 CAGR = 10.8% Org '05 - '09 CAGR = 1.3% Organic Growth ($) Acquisition Growth ($) Organic Growth (%) Acquisition Growth (%) Total Growth (%) Total Growth ($) $1,433 $1,302 $1,047 $1,544 $1,576 $35 $24 $41 $23 ($34) $45 $232 $91 $88 $66 $80 $256 $131 $110 $32 4% 2% 4% 2% (3%) 237% 361% 31% 23% 14% 8% 24% 10% 8% 2% Source: Management Note: All acquisitions assumed executed mid-year with the exception of ACS Workforce Services. FY2006 includes full-year impact of ACS, which closed 3-Jan-2006. ($ in millions) Preliminary Draft – Highly Confidential Company Financials 15

Projected Revenue Growth $1,518 $1,520 $1,548 $1,576 $1,604 $1,632 $73 $138 $220 $313 $408 $504 FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Organic Revenue Acquisition Revenue Acq '10E - '15E CAGR = 47.1% Org '10E - '15E CAGR = 1.5% Total '10E - '15E CAGR = 6.1% Organic Growth ($) Acquisition Growth Total Growth ($) Organic Growth (%) Acquisition Growth (%) Total Growth (%) $1,592 $1,659 $1,769 $1,889 $2,012 $2,136 ($36) $2 $28 $27 $28 $29 $52 $65 $82 $93 $94 $96 $16 $67 $110 $120 $123 $125 NA 1% 3% 3% 3% 3% NA 89% 59% 42% 30% 24% 1% 4% 7% 7% 6% 6% Source: Management Note: All acquisitions assumed executed mid-year. 2010E – 2015E ($ in millions) Preliminary Draft – Highly Confidential Company Financials 16

III. Preliminary Financial Analysis Preliminary Draft – Highly Confidential Preliminary Financial Analysis 17

Trading Multiples of Publicly Traded Comparables $1,254 $869 $797 $615 $508 $408 $332 $212 Magellan Rehabcare Group Amedisys Cannonade Offer Cannonade Undisturbed LHC Group Providence Almost Family Median = $508 5.8x 5.2x 5.0x 4.8x 4.6x 3.9x 3.8x 3.2x Cannonade Offer Rehabcare Group Providence Cannonade Undisturbed Magellan LHC Group Almost Family Amedisys Median = 4.6x 12.4x 11.9x 9.2x 9.1x 7.8x 7.5x 6.8x 5.6x Magellan Cannonade Offer Providence Cannonade Undisturbed Almost Family LHC Group Rehabcare Group Amedisys Median = 7.8x 12.7x 11.0x 8.9x 8.7x 8.5x 8.2x 6.8x 6.0x Magellan Cannonade Offer Providence Almost Family Cannonade Undisturbed LHC Group Amedisys Rehabcare Group Median = 8.5x Source: CapIQ as of 02-Sept-2010, Cannonade Undisturbed valuation per undisturbed price as of 13-Aug-2010; the last trading day prior to the Onex proposal; comparable company valuations as of 02- Sept-2010 Note: Cannonade Offer represents figures at Onex $13.25 per share bid. Median excludes Cannonade Offer valuation Based on IBES Estimates Enterprise Value 2010E EV / EBITDA 2010E P/E 2011E P/E Preliminary Draft – Highly Confidential Preliminary Financial Analysis 18

Illustrative Analysis at Various Prices Cannonade Stock Price $10.14 $12.60 $13.25 $13.50 $14.00 $14.50 $15.00 % Premium To Undisturbed Price of $10.14 0.0% 24.3% 30.7% 33.1% 38.1% 43.0% Equity Value’ $347.1 $431.3 $453.5 $462.1 $479.2 $496.3 $ Net Debt / (Cash) 161.4 161.4 161.4 161.4 161.4 161.4 161.4 Enterprise Value $508.4 $592.6 $614.9 $623.4 $640.5 $657.7 price $2 % Premium / (Discount) to 1M Average $9.75 4.0% 29.2% 35.9% 38.5% 43.6% 48.7% % Premium / (Discount) to 6M High $12.87 (21.2%) (2.1%) 3.0% 4.9% 8.8% 12.7% % Premium / (Discount) to 52-Week High $15.32 (33.8%) (17.8%) (13.5%) (11.9%) (8.6%) (5.4%) Management Projections Enterprise Value / EBITDA LTM $104.7 4.9x 5.7x 5.9x 6.0x 6.1x 6.3x 6.4x 2010E 104.2 4.9x 5.7x 5.9x 6.0x 6.1x 6.3x 6.5x 2011E 113.6 4.5 5.2 5.4 5.5 5.6 5.8 5.9 P / E 2010E $1.14 8.9x 11.0x 11.6x 11.8x 12.3x 12.7x 13.1x 2011E 1.25 8.1 10.1 10.6 10.8 11.2 11.6 12.0 IBES Projections Enterprise Value / EBITDA 2010E $105.5 4.8x 5.6x 5.8x 5.9x 6.1x 6.2x 6.4 2011E 111.6 4.6 5.3 5.5 5.6 5.7 5.9 6.0 P / E 2010E $1.11 9.1x 11.4x 11.9x 12.2x 12.6x 13.1x 13.5x 2011E 1.20 8.5 10.5 11.0 11.3 11.7 12.1 12.5 2010E P/E/G IBES LTGR 8.0% 1.1x 1.4x 1.5x 1.5x 1.6x 1.6x 1.7x Source: Company filings; EBITDA, EPS and LTGR figures as per IBES Consensus Note: Any indications of value set forth are for illustrative purposes only and do not reflect actual values that may be achieved or realized by the Company or any views of Goldman Sachs or the Company with respect to any such values. 1 Assumes 34.2mm fully diluted shares outstanding; assumes fully converted preferred stock of 4.8mm. 2 1M Average, 6M High and 52-Week High based on undisturbed price as of 13-Aug-2010. ($ in millions, except price per share) Preliminary Draft – Highly Confidential Preliminary Financial Analysis 47.9% $513.4 $674.8 53.8% 16.6% (2.1%) 19

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative DCF Sensitivities

($ in millions, except per share data)

Summary Cash Flows

	Q42010E	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E
Sales	$401.2	$1,658.5	$1,768.7	$1,889.0	$2,011.6	$2,136.4
Y-o-Y Growth	*1.0%*	*4.2%*	*6.6%*	*6.8%*	*6.5%*	*6.2%*
EBIT	20.5	87.9	93.2	101.2	109.3	115.6
Margin	5.1%	5.3%	5.3%	5.4%	5.4%	5.4%
Taxes	(7.7)	(33.0)	(35.0)	(38.0)	(41.0)	(43.4)
Unlevered Net Income	**$12.8**	**$54.9**	**$58.3**	**$63.3**	**$68.3**	**$72.3**
(+) D&A	5.7	25.7	29.8	34.5	38.1	41.8
(-) Increase in WC	(4.4)	(3.9)	3.5	(6.2)	(6.3)	(6.4)
(-) Capital Expenditures	(4.3)	(20.7)	(22.1)	(23.6)	(25.1)	(26.7)
(-) Acquisition Spend	(7.6)	(40.0)	(50.0)	(50.0)	(50.0)	(50.0)
Unlevered Free Cash Flow	**$2.3**	**$16.0**	**$19.5**	**$17.9**	**$25.0**	**$30.9**

Illustrative Price per Share

Perpetuity Growth Rate	Discount Rate 8.0%	8.5%	9.0%
(1.0%)	$12.57	$11.47	$10.47
0.0%	$14.58	$13.22	$12.02
1.0%	$17.15	$15.44	$13.95

Implied Terminal Value as % of Total Value

Perpetuity Growth Rate	Discount Rate 8.0%	8.5%	9.0%
(1.0%)	84.9%	84.1%	83.3%
0.0%	86.5%	85.7%	84.9%
1.0%	88.1%	87.3%	86.4%

Source: Management Projections
Note: Discounted to 30-Sept-2010 using mid-year convention. Assumes 34.2mm fully diluted shares outstanding; assumes fully converted preferred stock of 4.8mm; assumes no acquisitions or acquisition cost in terminal value calculation.

Preliminary Financial Analysis 20

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative Onex Leveraged Buyout Analysis

Source and Uses Assume Purchase Price of $13.25 per Share

Financing Assumptions

- Assumes gross leverage of 3.5x per current share exchange agreement
- Current Cannonade bonds assumed to remain in place
  - Onex is defined as a Permitted Holder in both Cannonade's 7.75% Senior Notes, due 2013, bond indenture and Senior Secured Credit Agreement is exempted from the definition of change of control
- Assumes Cannonade is granted an amendment to existing credit facility to increase leverage ratio beyond current thresholds
  - Additional term loan priced at L+450bps w/ 175bps LIBOR floor

Sources and Uses of Funds

	Amount	Rate	x LTM EBITDA[1]
Target Existing Cash[2]	$ 7.7	2.00%	
New Bank Debt	189.5	6.25%	1.8 x
Sponsor Equity	274.2		2.6 x
Total Sources	**$ 471.4**		**4.4 x**

	Amount
Purchase Price for Remaining Equity	$ 453.5
Target Debt Retirement	0.0
Estimated Total Fees	17.8
Total Uses	**$ 471.4**

IRR Sensitivities

Exit EBITDA Multiple	Purchase Price and Premium			
	$13.25	$14.00	$14.50	$15.00
	30.7%	38.1%	43.0%	47.9%
5.5x	11.8%	9.9%	8.7%	7.7%
6.0x	14.8%	12.9%	11.7%	10.6%
6.5x	17.5%	15.5%	14.3%	13.2%

Pro Forma Debt ($ in millions)

Senior Secured Credit Facility	$20.0
7.75% Senior Notes	149.6
New Bank Debt	189.5
Obligations under capital leases	0.6
Notes Payable and other	6.8
Total Debt[3]	366.5
EBITDA	104.7
Gross Leverage (Total Debt / EBITDA)	3.5x

Source: Company Filings, Management Projections

Note: Gross leverage is defined as Total Debt / EBITDA. For Cannonade, rating agencies look to Adjusted Debt / EBITDAR, where rent expense is capitalized at 6.0x and added to total debt and rent expense is added to EBITDA. At 3.5x gross leverage, the implied Adjusted Debt / EBITDAR would approximate 4.5x.

[1] *Assumes LTM EBITDA of $104.7mm as of Q2 2010.*

[2] *Assumes 50% of Cannonade cash balance used.*

[3] *Excludes letters of credit.*

Preliminary Financial Analysis 21

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative Generic Sponsor LBO

Sources and Uses Assume Purchase Price of $13.25 per Share

($ in millions)

Sources and Uses at 3.5x Gross Leverage

Sources of Funds

	Amount	Rate	x LTM EBITDA[1]
Target Existing Cash[2]	$ 7.7	2.00%	
Bank Debt	261.8	6.50%	2.5 x
Bond Debt	104.7	10.00%	1.0 x
Sponsor Equity	282.3		2.7 x
Total Sources	**$ 656.5**		**6.2 x**

Uses of Funds

	Amount
Equity Purchase Price	$ 453.5
Target Debt Retirement	177.0
Estimated Total Fees	26.0
Total Uses	**$ 656.5**

Price Per Share ($)

Exit EBITDA Multiple	Purchase Price and Premium: $13.25 (30.7%)	$14.00 (38.1%)	$14.50 (43.0%)	$15.00 (47.9%)
5.5x	10.3%	8.4%	7.3%	6.3%
6.0x	13.3%	11.5%	10.3%	9.3%
6.5x	16.1%	14.2%	13.0%	11.9%

Sources and Uses at 4.0x Gross Leverage

Sources of Funds

	Amount	Rate	x LTM EBITDA[1]
Target Existing Cash[2]	$ 7.7	2.00%	
Bank Debt	261.8	6.50%	2.5 x
Bond Debt	157.1	10.00%	1.5 x
Sponsor Equity	232.1		2.2 x
Total Sources	**$ 658.6**		**6.2 x**

Uses of Funds

	Amount
Equity Purchase Price	$ 453.5
Target Debt Retirement	177.0
Estimated Total Fees	28.1
Total Uses	**$ 658.6**

Price Per Share ($)

Exit EBITDA Multiple	Purchase Price and Premium: $13.25 (30.7%)	$14.00 (38.1%)	$14.50 (43.0%)	$15.00 (47.9%)
5.5x	11.2%	9.0%	7.7%	6.5%
6.0x	14.8%	12.5%	11.2%	9.9%
6.5x	18.0%	15.6%	14.2%	12.9%

Source: Management Projections

Note: Gross leverage is defined as Total Debt / EBITDA. For Cannonade, rating agencies look to Adjusted Debt / EBITDAR, where rent expense is capitalized at 6.0x and added to total debt and rent expense is added to EBITDA. At 3.5x gross leverage, the implied Adjusted Debt / EBITDAR would approximate 4.5x. At the maximum leverage scenario of 4.0x, implied adjusted debt / EBITDAR would approximate 4.8x, which would imply a high single B rating outcome according to Goldman Sachs credit estimates.

[1] *Assumes LTM EBITDA of $104.7mm as of Q2 2010.*

[2] *Assumes 50% of Cannonade cash balance used.*

Preliminary Financial Analysis 22

Illustrative Present Value of Future Stock Price $8.76 $8.40 $8.43 $8.39 $8.19 $10.64 $10.21 $10.24 $10.19 $9.95 $12.51 $12.01 $12.05 $11.99 $11.71 2010E 2011E 2012E 2013E 2014E 7.0x P/E Multiple 8.5x P/E Multiple 10.0x P/E Multiple Source: Management projections Note: Discounted to 13-Aug-2010 assuming 10% cost of equity. 2011E P/E of 8.5x Based on Undisturbed IBES and Market Data as of 13-Aug-2010 Illustrative Present Value of Future Stock Price Preliminary Draft – Highly Confidential Preliminary Financial Analysis 23

Preliminary Draft – Highly Confidential

Goldman Sachs

Illustrative Dividend Recap / Repurchase Scenarios

Undisturbed Stock Price of $10.14 (as of 13-Aug-2010)

Illustrative Dividend Recap Scenario

	One-Time Dividend ($mm)		
	$75.0	**$100.0**	**$125.0**
Pro Forma Leverage	*2.4 x*	*2.7 x*	*2.9 x*
Baseline Shares (mm)	34.2	34.2	34.2
Dividend per Share	**$2.19**	**$2.92**	**$3.65**
Baseline 2011E EPS	$1.25	$1.25	$1.25
Pro Forma 2011E EPS	$1.18	$1.15	$1.13
Undisturbed 2011E P/E Multiple	8.5x	8.5x	8.5x
Illustrative Pro Forma Stock Price	$9.99	$9.75	$9.51
Illustrative Pro Forma Per Share Value	**$12.19**	**$12.67**	**$13.16**

Illustrative Share Repurchase Scenario

	Share Repurchase ($mm tender)		
	$75.0	**$100.0**	**$125.0**
Pro Forma Leverage	*2.4 x*	*2.7 x*	*2.9 x*
Baseline Shares (mm)	34.2	34.2	34.2
Illustrative Tender Premium	15.0%	20.0%	25.0%
Shares Repurchased	6.4	8.2	9.9
% of Non Onex Shares Repurchased	*18.8%*	*24.0%*	*28.8%*
Pro Forma Shares	**27.7**	**26.0**	**24.3**
Baseline 2011E EPS	$1.25	$1.25	$1.25
Pro Forma 2011E EPS	$1.46	$1.52	$1.58
Undisturbed 2011E P/E Multiple	8.5x	8.5x	8.5x
Illustrative Pro Forma Stock Price	**$12.31**	**$12.84**	**$13.36**
Illustrative Pro Forma Equity Value	$342	$334	$325

Source: Management Projections

Note: Assumes dividend paid and share repurchase occur on 31-Dec-2010. Assumed restricted payments in bond indenture would allow up to $125mm dividend per the 2005 bond indenture and management guidance. Assumes current credit facility is retired and dividend and repurchase financed with new term loan at L+475bps w/ 175bps LIBOR floor. Pro forma leverage calculated based on management projected 2010E EBITDA of $106.1mm; pro forma leverage excludes letters of credit.

Preliminary Financial Analysis 24

Appendix A: Additional Materials Preliminary Draft – Highly Confidential Additional Materials 25

Review of Onex’s Initial Investment in Cannonade Market Equity as of Undisturbed Price on 13-Aug-2010 Market Value % Ownership Public $260.8 75.1% Onex Shares (fully converted) 86.3 24.9% Total Market Capitalization $347.1 100.0% Capital Structure as of 30-Jun-2010 Cash $15.4 Debt Senior Secured Credit Facility 20.0 7.75% Senior Notes 149.6 Obligations under capital leases 0.6 Notes Payable and other 6.8 Total Debt1 $177.0 Preferred Shares Held by Onex 46.6 Noncontrolling Interests (0.2) Total Shareholders' Equity 404.3 Total Capitalization $627.7 Source: Company filings 1 Excludes $62.4mm letter of credit. ($ in millions) Description of Onex’s Initial Investment Current Cannonade Capital Structure On 10-Mar-2004, Onex entered into two transactions involving Cannonade — Onex purchased $50.5mm of 48,095 shares of newly-issued Preferred Stock, convertible into 4.8 million shares of common based on a conversion price of $10.50 per share — Onex purchased a total of 3.7 million shares of common stock from 3 selling directors at $8.90 per share Closing price of Cannonade’s stock on 09-Mar-2004 was $11.16, and the 1 year trading average was $6.31 Onex was granted right to vote on an as if converted basis with holders of common. Fully converted, Onex held economic ownership equal to 28.6% — Today, Onex owns 24.9% of Cannonade’s outstanding stock, assuming preferred shares are fully converted Onex has a continuing right to elect two Board members and was granted a one-time right to appoint one additional independent director to fill a vacancy on the board — Of the original 3 Onex-appointed directors, one Onex affiliated director (Bobby LeBlanc) and the independent director (Robert Hallagan) remain on the board. — The other Onex-affiliated director resigned on 03-Nov-2006 and was replaced by Ralph Gronefeld, Cannonade’s current CEO Preliminary Draft – Highly Confidential Additional Materials 26

Summary of Preferential Rights for Onex Terms Board Representation: Elect two of nine directors Approval Rights: Increase or decrease the aggregate number of authorized shares of the class Create new class of shares having rights superior to preferred shares Limit or deny an existing pre-emptive right of all or part of the shares of the class Adopt a poison pill. Hire or terminate the CEO Change the number of positions on Board Pay dividends in excess of $10mm annually Issue or incur debt that would result in leverage ratio in excess of year-end 2003 levels (3.1x, or $146mm of additional capacity based on today’s leverage of 1.7x) Right of First Refusal Any sale of substantially of all of assets or equity by merger, consolidation or otherwise must first be offered to Onex on the same terms and conditions — Must have 10 business days to exercise right of first refusal Exemptions Under Credit Facility January 2010 credit agreement — Exempts a “non-hostile” acquisition by Onex from the definition of a change of control — Allows Cannonade to merge with an entity in which Onex holds at least 95% of voting equity without a change of control Exemption Under Senior Note Indenture October 2005 indenture for the 7.75% Senior Notes — Provides acquisition of voting shares representing more than 35% of voting power is a “change of control” — Acquisitions by Onex and affiliates are exempt from CoC definition — If CoC, holders have put right for 101% Preliminary Draft – Highly Confidential Additional Materials 27

Appendix B: Weighted Average Cost of Capital Preliminary Draft – Highly Confidential Weighted Average Cost of Capital 28

Illustrative WACC Analysis ($ in millions) Cost of Equity Reference Data WACC Sensitivity Analysis Risk-Free Rate 3.45% Unlevered Beta Unlevered Beta US 20 Yr , 5 3/8% Feb 2031 0.65 0.70 0.75 0.80 0.85 0.65 0.70 0.75 0.80 0.85 Equity Risk Premium 6.67% 15% 7.8% 8.1% 8.5% 8.8% 9.1% 7.75% 7.8% 8.1% 8.4% 8.7% 9.0% 20% 7.8% 8.1% 8.5% 8.8% 9.1% 8.00% 7.8% 8.1% 8.5% 8.8% 9.1% Cost of Equity 9.72% Cap 25% 7.8% 8.1% 8.5% 8.8% 9.1% 8.25% 7.9% 8.2% 8.5% 8.8% 9.1% Assuming Beta of 0.94 Target Debt / 30% 7.9% 8.2% 8.5% 8.8% 9.0% Cost of Debt 8.50% 7.9% 8.2% 8.5% 8.8% 9.1% 35% 7.9% 8.2% 8.5% 8.7% 9.0% 8.75% 8.0% 8.3% 8.6% 8.9% 9.2% Target Historical Total Total Net Basic Market Net Debt / Marginal Asset Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Tax Rate Beta CannonadeUndisturbed 0.94 USD $177 $15 $162 $347 0.47 35.0% 0.72 Comparable Historical Total Total Net Basic Market Net Debt / Marginal Asset Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Tax Rate Beta Magellan 0.37 USD $1 $305 ($304) $1,558 (0.19) 35.0% 0.42 Amedisys 0.92 USD 204 116 88 707 0.12 35.0% 0.85 Rehabcare Group 0.79 USD 444 18 426 424 1.01 35.0% 0.48 LHC Group 1.14 USD 4 1 3 390 0.01 35.0% 1.13 Almost Family 1.15 USD 3 31 (28) 240 (0.12) 35.0% 1.25 Providence 2.09 USD 190 54 135 190 0.71 35.0% 1.43 Median 0.99 0.01 35.0% 1.00 Mean 1.06 0.22 35.0% 0.94 Source: Company filings, Axioma, Capital IQ as of 02-Sept-2010; Cannonade Undisturbed data as of 13-Aug-2010; Equity risk premium per Ibbotsons Note: Assumes cash and debt balances as of Q1 2010. Preliminary Draft – Highly Confidential Weighted Average Cost of Capital 29

Appendix C: Additional Company Financials Preliminary Draft – Highly Confidential Additional Company Financials 30

FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Revenues Total Community Services $1,109.3 $1,128.9 $1,180.1 $1,231.0 $1,327.6 $1,435.3 $1,544.8 $1,656.3 Total Residential 758.9 768.2 814.4 821.1 851.7 882.5 913.7 945.1 Organic Residential - - 792.1 776.2 784.0 791.8 799.7 807.7 Acquisitions Residential - - 22.3 44.9 67.7 90.7 113.9 137.4 Total Home Care 291.6 310.2 314.6 357.3 421.8 497.0 573.7 652.0 Organic Home Care - - 263.7 263.7 269.0 274.3 279.8 285.4 Acquisitions Home Care - - 50.9 93.6 152.8 222.6 293.9 366.5 Total Youth 58.8 50.6 51.1 52.6 54.2 55.8 57.5 59.2 Total Schools 21.1 27.5 19.2 19.8 20.4 21.0 21.6 22.3 Organic Schools - - 19.2 19.8 20.4 21.0 21.6 22.3 Acquisitions Schools - - - - - - - - Total Job Corps 163.9 145.4 117.0 119.4 121.8 124.2 126.7 129.2 Total International 26.9 20.4 19.7 27.6 30.3 31.8 33.4 35.1 Organic International - - - 19.7 27.6 30.3 31.8 33.4 35.1 Acquisitions International - - - - - - - Total Arbor 222.4 232.5 255.7 260.8 268.7 276.7 285.0 293.6 Other 0.0 21.3 0.0 0.0 0.0 0.0 0.0 0.0 Total Revenues $1,543.6 $1,576.0 $1,591.7 $1,658.5 $1,768.7 $1,889.0 $2,011.6 $2,136.4 7.7% 2.1% 1.0% 4.2% 6.6% 6.8% 6.5% 6.2% Gross Profit Total Community Services $120.0 $112.5 $118.7 $122.3 $128.0 $140.3 $152.8 $163.5 Total Residential 71.3 66.1 77.4 76.6 79.9 84.5 89.1 91.8 Organic Residential - - 75.7 73.0 74.5 77.2 80.0 80.8 Acquisitions Residential - - 1.8 3.6 5.4 7.3 9.1 11.0 Total Home Care 34.4 43.4 34.1 38.4 42.2 49.7 57.4 65.2 Organic Home Care - - 29.0 29.0 26.9 27.4 28.0 28.5 Acquisitions Home Care - -5.1 9.4 15.3 22.3 29.4 36.7 Total Youth 14.3 3.0 7.1 7.4 6.0 6.1 6.3 6.5 Total Schools $2.7 $3.4 $0.2 $1.5 $2.0 $2.1 $2.2 $2.2 Organic Schools - - 0.2 1.5 2.0 2.1 2.2 2.2 Acquisitions Schools - - - - - - - - Total Job Corps 11.4 10.4 8.2 8.4 8.5 8.7 8.9 9.0 Total International (1.2) (4.6) (3.5) 2.1 3.6 3.8 4.0 4.2 Organic International - - (3.5) 2.1 3.6 3.8 4.0 4.2 Acquisitions International - - - - - - - - Total Arbor 22.7 16.9 18.4 18.3 18.8 19.4 20.0 20.5 Other 0.4 1.4 - - - - - - Total Gross Profit $156.0 $140.0 $142.0 $152.4 $161.0 $174.3 $187.8 $199.5 Historical and Projected Segment Revenue and Gross Profit ($ in millions) Preliminary Draft – Highly Confidential Additional Company Financials 31

Historical and Projected Balance Sheet ($ in millions) FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Assets Cash $13.6 $20.7 $20.0 $29.3 $42.4 $55.3 $76.3 $103.6 Accounts Receivables 231.0 211.4 222.0 231.3 237.0 253.1 269.5 286.2 Refundable Income Taxes 1.8 4.0 4.0 4.0 4.0 4.0 4.0 4.0 Deferred Income Tax Assets, Current 22.7 22.9 25.0 25.0 25.0 25.0 25.0 25.0 Non-Trade Receiveables 4.0 4.0 5.0 5.0 5.0 5.0 5.0 5.0 Prepaid Expenses and Other 18.4 17.8 17.9 18.7 19.9 21.3 22.7 24.1 Total Current Assets $291.5 $280.6 $293.9 $313.2 $333.3 $363.6 $402.4 $447.8 PPE, net $84.2 $81.3 $81.6 $84.4 $86.6 $88.2 $89.1 $89.4 Goodwill 476.2 422.6 445.1 475.1 512.6 550.1 587.6 625.1 Intangible Assets, net 46.0 45.8 47.3 49.6 52.2 52.2 50.8 48.0 Other Assets 16.3 14.6 17.5 18.2 19.5 20.8 22.1 23.5 Total Assets $914.1 $844.9 $885.4 $940.6 $1,004.2 $1,074.9 $1,152.1 $1,233.8 Liabilities and Shareholders' Equity Trade Accounts Payable $49.2 $44.5 $39.7 $41.3 $44.0 $47.0 $50.0 $53.1 Accrued Expenses 103.5 109.4 110.5 115.1 122.8 131.1 139.6 148.3 Accrued Income Taxes 1.1 - - - - - - - Total Current Liabilities $153.8 $153.9 $150.2 $156.4 $166.8 $178.1 $189.6 $201.4 Total Debt $257.4 $199.2 $199.3 $199.3 $199.3 $199.3 $199.3 $199.3 Deferred Gains 4.0 3.2 3.2 3.3 3.6 3.8 4.0 4.3 Deferred Income Tax Liabilities 30.4 20.8 20.8 20.8 20.8 20.8 20.8 20.8 Other Long-Term Liabilities 31.6 35.1 35.1 35.1 35.1 35.1 35.1 35.1 Total Liabilities $477.2 $412.2 $408.7 $415.0 $425.6 $437.2 $448.9 $460.9 Shareholders' Equity $436.9 $432.7 $476.7 $525.6 $578.5 $637.7 $703.2 $772.9 Total Liabilities and Shareholders' Equity $914.1 $844.9 $885.4 $940.6 $1,004.2 $1,074.9 $1,152.1 $1,233.8 Preliminary Draft – Highly Confidential Additional Company Financials 32 Source: Company filings and Management Projections

Projected Statement of Cash Flows ($ in millions) FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E CF from Operating Activities Net Income $38.5 $42.8 $46.2 $51.9 $57.8 $62.0 Depreciation 15.9 16.6 17.7 18.9 20.1 21.4 Amortization 5.2 6.2 7.5 9.3 9.9 10.5 Stock-Based Compensation 5.5 6.1 6.7 7.3 7.7 7.7 Acquisition Related Depreciation and Amortization 1.6 2.9 4.5 6.3 8.1 9.9 Change in Net Working Capital (17.6) (3.9) 3.5 (6.2) (6.3) (6.4) Change in Other Assets (3.0) (0.7) (1.2) (1.3) (1.3) (1.4) Change in Deferred Gains 0.0 0.1 0.2 0.2 0.2 0.3 Total Cash Flow from Operations $46.1 $70.0 $85.2 $86.4 $96.1 $104.0 CF from Investing Activities Capital Expenditures ($16.9) ($20.7) ($22.1) ($23.6) ($25.1) ($26.7) Cash Acquisitions (30.0) (40.0) (50.0) (50.0) (50.0) (50.0) Total Cash Flow from Investing Activities ($46.9) ($60.7) ($72.1) ($73.6) ($75.1) ($76.7) CF from Financing Activities Drawdown on Revolver $0.1 $0.0 $0.0 $0.0 $0.0 $0.0 Proceeds from Issuance of New Debt 0.0 0.0 0.0 0.0 0.0 0.0 Debt Repayment 0.0 0.0 0.0 0.0 0.0 0.0 Total Cash Flow from Financing $0.1 $0.0 $0.0 $0.0 $0.0 $0.0 Cash Flow from Operations Less Capital Expenditures $29.2 $49.3 $63.1 $62.8 $71.0 $77.3 Preliminary Draft – Highly Confidential Additional Company Financials 33 Source: Company filings and Management Projections

Acquisition Assumptions and Growth: Management Projections Acquisition Assumptions EBITDA Contribution Multiple EBITDA Contribution Margin Residential 5.0 x 9.0% Home Care 5.5 x 11.0% 20.0 30.0 40.0 40.0 40.0 40.0 10.0 10.0 10.0 10.0 10.0 10.0 2010E 2011E 2012E 2013E 2014E 2015E Residential Home Care $30.0 $40.0 $50.0 $50.0 $50.0 $50.0 Source: Management Projections Note: EBITDA contribution from acquisitions pre-corporate SG&A. ($ in millions) Acquisition Assumptions Annual Acquisition Spend by Segment Acquisition spend projected by segment, by year — Acquisitions assumed to be in Residential and Home Care Acquisition EBITDA multiples and target EBITDA margins vary by segment; projections per management. Revenue is calculated by assuming acquisition spend and contribution margin and implying revenue contribution — Half-year convention applies for first year impact of acquired revenue and EBITDA Acquisition assumptions consistent with prior acquisition experience Preliminary Draft – Highly Confidential Additional Company Financials 34

Appendix D: National Mentor Overview Preliminary Draft – Highly Confidential National Mentor Overview 35

Preliminary Draft – Highly Confidential

Goldman Sachs

National Mentor Holdings, Inc

($ in millions)

Company Overview

- National Mentor provides home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury, and other catastrophic injuries and illnesses, as well as to youth with emotional, behavioral, and medically complex challenges
- The company offers day programs, vocational services, case management, early intervention, family-based services, post-acute treatment, and neurorehabilitation services. It operates in two segments:
  - **Human Services** segment provides home and community-based human services to adults and children with intellectual and/or developmental disabilities and to youth with emotional, behavioral, and medically complex challenges
  - **The Post Acute Specialty Rehabilitation Services** segment provides a mix of health care and community-based human services to individuals with acquired brain injuries and other catastrophic injuries and illnesses
- Acquired by Vestar from Madison Dearborn Partners in March 2006

Capital Structure

Capital Structure as of 30-Jun-2010	
Cash[1]	$21.9
Debt	
Senior Term B Loan	321.6
Senior Subordinated Notes due 2014	180.0
Senior Unsecured Notes due 2014	231.7
Term Loan Mortgage	3.8
Obligations under Capital Leases	1.7
Total Debt	**$738.8**
LTM Adjusted EBITDA[2]	$114.5
Total Debt / EBITDA	6.5x
Net Debt / EBITDA	6.3x

Key Management

Name	Title
Greg Torres	*Chairman of the Board*
Edward Murphy	*Chief Executive Officer*
Bruce Nardella	*President and Chief Operating Officer*
Denis Holler	*Executive VP and Chief Financial Officer*
Juliette Fay	*Executive VP and Chief Development Officer*
Tripp Jones	*Executive VP and Chief Administrative Officer*
Linda DeRenzo	*Senior VP and General Counsel*
John Green	*Senior VP, Finance Operations*
Robert Melia	*Senior VP, Mergers and Acquisitions*

Historical Income Statement

Fiscal Year Ended 30-Sept	2007	2008	2009
Revenue	$887.7	$941.4	$979.4
% Growth	*12.5%*	*6.0%*	*4.0%*
Gross Profit	216.7	226.4	233.8
% Margin	*24.4%*	*24.0%*	*23.9%*
Operating Income	46.9	44.2	42.5
% Margin	*5.3%*	*4.7%*	*4.3%*
Net Income	**($2.5)**	**($7.2)**	**($5.5)**
Adjusted EBITDA[3]	$106.1	$108.8	$111.8
% Margin	*12.0%*	*11.6%*	*11.4%*

Source: Company website and public filings
[1] *Excludes restricted cash of $6.4mm.*
[2] *As per Company latest 10Q, EBITDA calculated in accordance with senior credit agreement.*
[3] *As per Company latest 10K.*

National Mentor Overview 36